Exhibit 10.1

STANDARD COMMERCIAL LEASE

ARTICLE 1.00 BASIC LEASE TERMS

1.01Parties. This Standard Commercial Lease (this “Lease”) is entered into as of this February 1, 2022 (the “Effective Date”) by and between ALTAR BIDCO, INC., a Delaware corporation (“Landlord”), and AZENTA, INC. (f/k/a BROOKS AUTOMATION, INC.), a Delaware corporation (“Tenant”).

1.02Premises. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to the Tenant the following described premises (collectively, the “Premises”) as shown on Exhibit A attached hereto, located within the Building referenced below, which Building is located on that certain parcel of real property sometimes referred to herein as the “Land”.

“Premises”:	Approximately 8,450 square feet rentable square feet
“Building”:	11 Elizabeth Drive
City, State, Zip Code:	Chelmsford, Massachusetts 65803

1.03Term. Landlord has previously delivered the Premises to Tenant and Tenant presently occupies the Premises. The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date (also referred to herein as the “Commencement Date”) and shall expire on the date that is twenty-four (24) full calendar months after the Commencement Date, unless extended or sooner terminated pursuant hereto (the date that this Lease expires or is sooner terminated being referred to herein as the “Termination Date”).

1.04Base Rent. Base Rent for the Premises shall be:

Months of Term	Base Rent (per annum)	Base Rent (per month)
Commencement Date-last day of calendar month in which Commencement Date occurs	$0	$0
2-Termination Date	$320,640.00*	$26,720.00

*Annualized

1.05Addresses.

Landlord’s Address:	Tenant’s Address
Altar BidCo, Inc. c/o Thomas H. Lee Partners, L.P. 100 Federal Street	Azenta, Inc. 15 Elizabeth Drive Chelmsford, MA 01824

Boston, Massachusetts 02110 Attention: Jim Carlisle, Michael K. Kaczmarek and Shari Wolkon Fax: (617) 227-3514 Email:jcarlisle@thl.com mkaczmarek@thl.com swolkon@thl.com	Attention: Jason Joseph

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle

Chicago, Illinois 60654

Attention:Ted M. Frankel, P.C.,

Cole Parker, P.C. and John Z. Kosir

Email:ted.frankel@kirkland.com

cole.parker@kirkland.com

john.kosir@kirkland.com

With a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

United States of America

Attention: Michael L. Fantozzi, Esq.

Facsimile: 617-542-2241

1.06Permitted Use. Tenant may occupy and use the Premises during the Term for office and an engineering laboratory, and for other uses incidental to any of the foregoing (the “Permitted Use”). Tenant may operate during such days and hours as Tenant may determine, without the imposition of minimum or maximum hours of operation by Landlord, and, subject to the terms of this Lease, Tenant shall have full-time access to the Premises, and may operate, twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year. Tenant and Landlord may occupy up to fifty percent (50%) of the shared space on a daily basis, and will not exceed fifty percent (50%) without the mutual agreement of the parties.

1.07Early Termination Option. So long as there exists no default either at the time of exercise or on the Early Termination Date (as hereinafter defined), the tenant named herein has not assigned any portion of this Lease nor sublet any portion of the Premises, Tenant shall have the option to terminate this Lease (the “Termination Right”) effective as of the date set forth in Tenant’s written notice to Landlord (the “Early Termination Date”) without penalty upon not less than ninety (90) days prior written notice to Landlord. Upon timely exercise of the Termination Right in compliance with the terms hereof, the Early Termination Date shall be deemed the Termination Date and Tenant shall surrender the Premises on or before the Early Termination Date in accordance with the terms of this Lease.

1.08Tenant’s Proportionate Share. “Proportionate Share” shall be a fraction, the numerator of which is the total rentable square footage of the Premises and the denominator of which is the total rentable square footage of the Building.

ARTICLE 2.00 RENT

2.01Base Rent. Tenant agrees to pay monthly as Base Rent (if any) commencing on the first day of the calendar month following the Commencement Date, and continuing during the Term, the amount of Base Rent set forth in Section 1.04 of this Lease during the Initial Term. Tenant shall pay monthly installments of Base Rent on or before the first day of each calendar month commencing on the Commencement Date.

2.02Additional Rent. Any and all sums of money or charges required to be paid by Tenant under this Lease (other than Base Rent), whether or not the same be so designated, shall be considered “Additional Rent” and Tenant shall pay all applicable taxes thereon.

2.03Taxes. Tenant shall pay Tenant’s Proportionate Share of all real and personal property taxes and special assessments lawfully levied or assessed against the Premises and the Land and the personal property located on the Premises (“Taxes”) which are payable with respect to the period commencing on the Commencement Date and ending on the Termination Date. Such Taxes will be paid based on invoices provided by Landlord from time to time together with a copy of the applicable tax bill and proof of payment of the same by Landlord. In the event Landlord receives any such tax bills, notices of assessments, notices of increase, or other similar communications or bills relating to the Premises or the Land and fails to timely deliver an invoice for the same to Tenant, Tenant shall have no liability for any late fees or penalties incurred as a result of such failure by Landlord to timely deliver such invoice, tax bills, notices of assessments, notices of increase, or other similar communications or bills relating to the Premises or the Land. Tenant may, at Tenant’s expense, contest the validity or amount of any taxes, assessments or charges for which Tenant is responsible under this Lease and may institute such proceedings (in Landlord’s name, if required, in which case Landlord, at Tenant’s expense, shall execute and deliver all such documents and instruments and shall take any and all such other actions as shall be necessary or proper to permit Tenant to bring such proceedings), as Tenant shall deem necessary or desirable. If Tenant contests any such tax, assessment or charge, Tenant may withhold or defer payment or pay under protest any such tax, assessment or charge. In the event of any refunds or rebates on account of the portion of the taxes paid by Tenant hereunder, such refund or rebate shall belong to Tenant, and, if received by Landlord, Landlord shall receive the same in trust and pay such amounts to Tenant within thirty (30) days following receipt. All payments of taxes and assessments shall be pro-rated for the term of the Lease. The obligations of Tenant under this Section to pay all taxes described herein during the Term shall survive termination or expiration of this Lease.

2.04Additional Rent. Tenant will pay, as Additional Rent, all costs for utilities and other services for the Premises, including, but not limited to, water, sewer, gas, electricity, fuel, light, heat, garbage collection services or other sanitary services rendered to the Premises or used by Tenant in connection therewith and Taxes and assessments and insurance for the Building (collectively, “Operating Costs”). Landlord shall furnish tenant with an estimate of Additional Rent costs on or before the Commencement Date and every 12 months thereafter. Landlord shall be entitled to adjust said amount if any of the foregoing Operating Costs increase or decrease during the term of this Lease and shall furnish a reconciliation statement to Tenant, which includes accurate disclosure of annual expenses. At the end of each calendar year or at the end of this Lease, whichever occurs first, Landlord shall reconcile the actual Operating Costs and either bill Tenant for any balance owing or refund to

Tenant any amount overpaid. Such adjustments shall be made or paid, as applicable, within twenty (20) days after Tenant’s receipt of the reconciliation statement. Landlord shall not be liable for interruption of utilities or services for any reason.

2.05Intentionally Omitted.

2.06Holding Over. If Tenant does not vacate the Premises upon the expiration or termination of this Lease, such holding over shall constitute, and be construed as, a tenancy at will with Base Rent at one hundred fifty percent (150%) of the Base Rent rate being paid by Tenant immediately prior to the expiration or termination of the Lease, and all other terms and provisions of this Lease shall apply during such holdover period (with the exclusion of any expansion or renewal options). During such holdover period, Tenant agrees to vacate and deliver the Premises to Landlord within thirty (30) days of Tenant’s receipt of notice from Landlord to vacate. Tenant agrees to pay the rental payable during the holdover period to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord and notwithstanding receipt by Tenant of an invoice from Landlord for holdover rent, will operate to extend the Term.

ARTICLE 3.00 OCCUPANCY AND USE

3.01Use. The Premises shall be used and occupied only for the Permitted Use. Tenant shall occupy the Premises, conduct its business and control its agents, employees, invitees and visitors in such a manner as is lawful and reputable and will not create a nuisance, unreasonably interfere with Building operations or affect the structural integrity or design capabilities of the Building. Tenant shall not permit any waste on the Premises.

3.02Signs. No sign of any type or description visible from outside the Premises may be erected, placed or painted on or about the Premises or Building by Tenant, except those signs existing at the Premises on the Commencement Date or thereafter submitted to Landlord in writing and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Such permitted signs shall be installed at Tenant’s sole cost and expense in conformance with all Legal Requirements and must be removed by Tenant in accordance with the conditions allowing their erection upon expiration or termination of the Lease. Any damage from such removal shall be repaired at Tenant’s sole cost and expense.

3.03Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall comply with all laws, ordinances, orders, rules and regulations now in effect or enacted subsequent to the date hereof (“Legal Requirements”) of state, federal, municipal or other agencies or bodies having jurisdiction over Tenant or the use, condition and occupancy of the Premises. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for ensuring the Premises complies with Legal Requirements when (i) such Legal Requirements do not relate to Tenant’s particular manner of use of the Premises; (ii) a notice of violation or order was issued prior to the Commencement Date of this Lease; or (iii) such Legal Requirements require investigating, certifying, monitoring, encapsulating, removing or in any way dealing with asbestos or hazardous substances unless such asbestos or hazardous substances were introduced into the Premises by Tenant.

Landlord shall comply with all Legal Requirements of state, federal, municipal or other agencies or bodies having jurisdiction over Landlord with respect to the Premises. Landlord represents and warrants to Tenant that, to Landlord’s knowledge, on the Commencement Date, the Premises are in compliance in all material respects with applicable Legal Requirements and applicable instruments affecting title to the Land.

3.04Quiet Possession. Landlord warrants that it has the right and authority to execute this Lease. So long as Tenant is not in default of the Lease beyond applicable notice and/or cure periods, Tenant will be entitled to the quiet enjoyment and possession of the Premises during the Term in accordance with the terms hereof.

3.05Inspection. Landlord or its authorized agents may, upon twenty four (24) hours’ prior notice (except in the event of an emergency when notice is not required), enter the Premises to inspect the same; to determine Tenant’s compliance with the terms hereof; to show the Premises to prospective purchasers, tenants or existing or prospective Mortgagees; or to improve or repair the Premises or any other portion of the Building. Landlord shall take all reasonable measures not to materially interrupt Tenant’s use of the Premises during visits.

3.06Hazardous Waste. The term “Hazardous Substances,” as used in this Lease means pollutants, contaminants, toxic or hazardous wastes, or any other substances, the presence or use of which is regulated, restricted or prohibited by any “Environmental Law,” which term means any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Premises by Tenant that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities, including, without limitation, Tenant’s activities contemplated by the Permitted Use (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environmental Laws and Tenant shall obtain all required permits and pay all fees and provide any testing required by any governmental agency; and (ii) the Premises will not be used by Tenant in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and Tenant shall obtain any required permits and pay any fees and provide any testing required by any governmental agency. Upon the expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Substances placed on the Premises by Tenant to be removed, at Tenant’s cost and expense, from the Premises and disposed of in strict accordance with the Environmental Laws. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold harmless Landlord from and against any and all claims, liabilities, penalties, fines, judgment, forfeitures, losses, costs (including clean-up costs) or expenses (including reasonable attorney’s fees, consultant’s fees and expert’s fees) for the death of or injury to any person or damage to any property whatsoever, arising from or caused by Tenant’s violation of this Section 3.06 of this Lease.

3.07Parking and Road Use. Any parking areas located on the Land are appurtenant to the Premises and Tenant shall have the non-exclusive right to use such parking areas on a first come-first serve basis throughout the Term at no additional cost to Tenant.

3.08Permits. Tenant shall, at its sole cost, be responsible for all permits with respect to the operation of its business and use and occupancy of the Premises and will provide copies of such permits to Landlord within thirty (30) days of receipt of a written request of Landlord.

ARTICLE 4.00 UTILITIES AND SERVICE

4.01 Building Services. Tenant acknowledges that, on the Commencement Date, there are adequate (a) water and sewer service connections to the Premises, (b) electricity service connections to the electrical box mounted on the outside of the Premises, (c) telephone service connections to the telephone box adjacent to the Premises, and (d) HVAC service connections to the Premises. Tenant has arranged for connection to such services and shall pay directly to the appropriate supplier all costs of utility services to the Premises. Landlord shall not be responsible for any failure or interruption, for any reason, of utility services (including HVAC, electricity, water, etc.), and no failure to furnish, or interruption of, such services shall give rise to any abatement, diminution or reduction of Tenant’s obligations under this Lease.

Notwithstanding the foregoing, if the Premises shall lack any “essential service”, thereby rendering all or any portion of the Premises “untenantable” for a period of three (3) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition and such interruption was caused as a result of the negligent acts or willful misconduct of the Landlord, its agents, employees or contractors, then provided that (i) such untenantability and Landlord’s inability to cure such condition does not arise out of or result from any act, omission, default or neglect of Tenant or Tenant’s agents, employees or contractors, and (ii) Tenant actually ceases operating its business in the affected portion of the Premises for all of such three (3) business day period, then Base Rent and Additional Rent payable hereunder shall thereafter be equitably abated on a day-for-day basis until the date such essential service is substantially restored or the date Tenant resumes business operations in the affected portion of the Premises. For purposes hereof the term “essential service” shall mean HVAC, electricity, water, and sewer.

ARTICLE 5.00 REPAIRS AND MAINTENANCE

5.01Existing Conditions. Tenant acknowledges that it is in possession of the Premises and accepts the Premises pursuant to this Lease in its “AS IS” condition.

5.02Landlord Repairs and Maintenance. Landlord shall maintain in good repair and condition consistent with the standards of similar buildings in the vicinity of the Building, the (i) roof, foundation, surfaces and structural soundness of interior and exterior walls (excluding windows, window glass, plate glass, doors, store fronts, uninsured losses, and damages caused by Tenant or any third party), (ii) plumbing, electrical, heating, ventilating and air-conditioning and other mechanical systems serving the Building and the Premises and (iii) parking areas, driveways, and walkways serving the Building. Other than to the extent reflected in Operating Costs, Landlord’s costs of maintaining the items set forth in this section shall be at Landlord’s sole cost and expense unless the same were specifically requested by Tenant and shall in all cases be done in a good and workmanlike manner and in accordance with all Legal Requirements.

5.03Intentionally Omitted.

5.04Intentionally Omitted.

5.05Tenant Damages. Tenant shall not allow any damage to be committed to any portion of the Premises, and at the termination of this Lease Tenant shall deliver the Premises to Landlord in the condition and repair Tenant is required to maintain the Premises under this Lease. Tenant shall be responsible for all personal property of Tenant placed in the Premises and all such personal property placed at the Premises shall be at the sole risk of Tenant.

ARTICLE 6.00 ALTERATIONS AND IMPROVEMENTS

6.01Intentionally omitted.

6.02Tenant Improvements. Tenant shall not make or allow to be made any alterations or physical additions in or to the Premises or the Building (“Tenant Alterations”) without complying with all Legal Requirements and without first obtaining the written consent of Landlord, which consent Landlord may grant or withhold in its reasonable discretion. Notwithstanding anything herein to the contrary, (i) Tenant shall have the right to make non- structural alterations to the Premises without obtaining Landlord’s prior consent provided that the cost of such alterations does not exceed Ten Thousand and No/100 Dollars ($10,000.00) in any one instance, and such alterations within the Premises do not otherwise adversely affect the Building or any mechanical, electrical or plumbing systems within the Building; and (ii) Landlord’s consent shall not be required with respect to cosmetic changes (such as changing carpets, floor coverings, wall coverings and paint).

Any Tenant Alterations shall be made or performed at Tenant’s sole cost and expense and in a good, workmanlike and lien free manner. All Tenant Alterations are the property of Landlord and must be surrendered to Landlord upon the termination of this Lease without credit to Tenant. This clause does not apply to removable equipment, furniture, removable trade fixtures, and personal property owned by Tenant, which may be removed by Tenant at the end of the Term, provided that Tenant repairs any damage caused by such removal. Upon completion of any Tenant Alterations, Tenant shall provide Landlord copies of proof of payment for all labor and materials (including the general contractor’s final lien waiver).

Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such equipment and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements. Upon expiration or earlier termination or this Lease, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

ARTICLE 7.00 CASUALTY AND INSURANCE

7.01Notice of Destruction. If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord.

7.02Casualty Damage. If, in the reasonable judgment of Landlord, it is likely that the Premises and the Building thereon are able to be repaired or restored within thirty (30) days following the casualty, Landlord, at Landlord’s expense, shall promptly cause such repairs or restoration to be made within such thirty (30) day period, and during the time the Premises or any material portion of the improvements thereon are untenantable, the Base Rent and Additional Rent shall be abated. Notwithstanding the foregoing, Landlord shall not be obligated to repair or restore the Premises or the Building if: (1) the Premises or the Building is totally destroyed by fire or other casualty; (2) the proceeds of insurance required to be maintained by Tenant under this Lease are insufficient to pay in full the cost of repairing or restoring the Premises or the Building; (3) the Premises or Building is damaged by fire or other casualty and applicable law would prevent rebuilding to substantially the condition prior to such fire or casualty; (4) any Mortgagee requires the insurance proceeds payable as a result of such casualty to be applied to the payment of the mortgage debt, or (5) the Premises or the Building is materially damaged and less than two (2) years remain on the Term on the date of such casualty.

If Landlord reasonably determines that the Premises and the Building thereon are not likely to be repaired or restored within thirty (30) days following the casualty, Landlord shall notify Tenant within fifteen (15) days after the casualty, and either Landlord or Tenant, at its option, may elect to terminate the Lease by written notice given to the other within fifteen (15) days after the date of Landlord’s notice to Tenant, and Base Rent and Additional Rent shall be pro-rated to the date of the casualty. If neither Landlord nor Tenant elects to terminate this Lease as aforesaid, Landlord, at Landlord’s expense, shall cause the Premises to be repaired or restored as soon as is commercially reasonable, but during the time that the Building is untenantable, the Base Rent and Additional Rent shall be abated; provided that if only a portion of the Building is untenantable and Tenant is able to conduct its operations on the remaining portion, Base Rent and Additional Rent shall be abated pro rata as to the portion of the Building that is rendered unusable by Tenant until such time as the damaged portions of the Building are repaired and made usable by Landlord. If neither Landlord nor Tenant elects to terminate this Lease as aforesaid and the Premises are not restored within one hundred eighty (180) days following the casualty (subject to delays resulting from an act of God or event of force majeure, and provided that the fire or casualty is not the result of any act or omission of Tenant), Landlord and Tenant shall use commercially reasonable efforts to agree on an extension of such 180 day period; provided that if, within ten (10) days following the expiration of such 180 day period, Landlord and Tenant do not agree on an extension of such 180 day period, Tenant shall have the right to terminate this Lease by written notice given to Tenant within fifteen (15) days after the expiration of such 180 day period. Landlord shall be entitled to receive the proceeds of insurance, including insurance carried by Tenant, relating to the costs to repair or restore the Premises and Building as aforesaid.

Tenant agrees that Landlord has no obligation to repair or rebuild Tenant Alterations or Tenant’s furniture, fixtures or personal property. Upon completion of the Landlord improvements, Tenant shall rebuild or repair the Tenant Alterations to the same condition in which they existed prior to the damage.

7.03Landlord’s Insurance. Landlord shall at all times during the Term of this Lease maintain a fire and extended coverage policy of insurance issued by a solvent insurance company, insuring the Building in an amount equal to the full replacement cost thereof; provided that Landlord shall not be obligated in any way or manner to insure any Tenant Alterations or any personal property (including, but not limited to, any furniture, machinery, goods, inventory or supplies) of Tenant upon or within the Premises, or any fixtures installed or paid for by Tenant upon or within the Premises.

7.04Waiver of Subrogation. ANYTHING IN THIS LEASE TO THE CONTRARY NOT WITHSTANDING, LANDLORD AND TENANT HEREBY WAIVE AND RELEASE EACH OTHER OF AND FROM ANY AND ALL RIGHT OF RECOVERY, CLAIM, ACTION OR CAUSE OF ACTION, AGAINST EACH OTHER, THEIR AGENTS, OFFICERS, EMPLOYEES OR ANY PARTY CLAIMING BY, THROUGH OR UNDER LANDLORD OR TENANT, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE PREMISES, IMPROVEMENTS TO THE BUILDING OF WHICH THE PREMISES IS A PART, OR PERSONAL PROPERTY WITHIN THE BUILDING, BY REASON OF FIRE, EXPLOSION, OR ANY OTHER OCCURRENCE, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF LANDLORD OR TENANT AND THEIR AGENTS, OFFICERS AND EMPLOYEES WHICH LOSS OR DAMAGE IS (OR WOULD HAVE BEEN, HAD THE INSURANCE REQUIRED BY THIS LEASE BEEN MAINTAINED) COVERED BY INSURANCE. LANDLORD AND TENANT AGREE IMMEDIATELY TO GIVE THEIR RESPECTIVE INSURANCE COMPANIES WHICH HAVE ISSUED POLICIES OF INSURANCE COVERING ALL RISK OF DIRECT PHYSICAL LOSS, WRITTEN NOTICE OF THE TERMS OF THE MUTUAL WAIVERS CONTAINED IN THIS SECTION AND TO HAVE THE INSURANCE POLICIES PROPERLY ENDORSED, IF NECESSARY, TO PREVENT THE INVALIDATION OF THE INSURANCE COVERAGES BY REASON OF THE MUTUAL WAIVERS.

7.05Hold Harmless.

(a)TENANT AGREES THAT LANDLORD IS NOT, AND DURING THE TERM HEREOF LANDLORD WILL NOT BE, LIABLE TO TENANT OR TENANT’S EMPLOYEES, AGENTS, INVITEES, LICENSEES OR VISITORS, OR TO ANY OTHER PERSON, CLAIMING BY, THROUGH OR UNDER TENANT FOR AN INJURY TO PERSON OR DAMAGE TO PROPERTY ON OR ABOUT THE PREMISES OR FOR LOSS OF OR DAMAGE TO TENANT’S BUSINESS CAUSED BY ANY ACT OR OMISSION OF LANDLORD, ITS AGENTS, SERVANTS OR EMPLOYEES, OR OF ANY OTHER PERSON ENTERING UPON THE PREMISES UNDER EXPRESS OR IMPLIED INVITATION BY TENANT, IN EACH CASE TO THE EXTENT THE FOREGOING IS COVERED BY INSURANCE REQUIRED TO BE MAINTAINED UNDER THIS LEASE.

(b)LANDLORD AGREES THAT TENANT IS NOT, AND DURING THE TERM HEREOF TENANT WILL NOT BE, LIABLE TO LANDLORD OR LANDLORD’S EMPLOYEES, AGENTS, INVITEES, LICENSEES OR VISITORS, OR TO ANY OTHER PERSON, CLAIMING BY, THROUGH OR UNDER LANDLORD FOR AN INJURY TO PERSON OR DAMAGE TO PROPERTY ON OR ABOUT THE PREMISES OR FOR LOSS OF OR DAMAGE TO LANDLORD’S BUSINESS CAUSED BY ANY ACT OR OMISSION OF TENANT, ITS AGENTS, SERVANTS OR EMPLOYEES, OR OF ANY OTHER PERSON ENTERING UPON THE PREMISES BY EXPRESS OR IMPLIED INVITATION OF LANDLORD, IN EACH CASE TO THE EXTENT THE FOREGOING IS COVERED BY INSURANCE REQUIRED TO BE MAINTAINED UNDER THIS LEASE.

7.06Tenant’s Insurance.

(a)At all times commencing on and after the Commencement Date, Tenant shall carry and maintain, at its sole cost and expense:

1.Commercial General Liability Insurance, including contractual liability, on an occurrence basis, in limits of not less than $2,000,000.00 for bodily and personal injury or death and property damage in, upon or about the Premises in any one occurrence, and $2,000,000.00 in the aggregate;

2.All Risks of Physical Loss Insurance, including fire and extended coverage, vandalism and malicious mischief, written at full replacement cost value and with a replacement cost endorsement, and sufficient to prevent Landlord, Tenant or any Mortgagee from becoming a coinsurer under the policy, covering all of Tenant’s personal property and Tenant Alterations in the Premises;

3.Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and

The foregoing insurance policies shall be written by reputable insurance companies authorized to do business in the Commonwealth of Massachusetts and reasonably acceptable to Landlord. All policies of insurance described in subparagraph (a)(1) of this Section shall name Landlord and any Mortgagee as an additional insured. Tenant shall furnish Landlord with certificates evidencing the maintenance of such insurance and the payment of the premiums therefor, and with renewals thereof at least ten (10) days prior to the expiration of any such policy. Such policies shall provide that they will not be cancelled or materially altered without giving Landlord at least thirty (30) days’ prior written notice thereof. If Tenant fails to maintain insurance as required hereunder or fails to deliver to Landlord certificates evidencing the current effectiveness of such insurance, Landlord may (but shall not be obligated to) secure or pay the premium for any such policy or policies and charge Tenant, as Additional Rent, the cost of such premiums. Each policy of insurance carried by Tenant hereunder shall (A) provide that any loss shall be payable notwithstanding any act or negligence of Tenant, Landlord, or others that might otherwise result in a forfeiture of insurance, (B) contain a waiver of subrogation provision, and (C) be primary and non-contributing with any insurance that may be carried by Landlord or a Mortgagee.

(b)Before any repairs, alterations, additions, improvements, or construction are undertaken by or on behalf of Tenant, Tenant shall carry and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises to carry and maintain, at no expense to Landlord, in addition to Workers’ Compensation Insurance, All Risk Builder’s Risk Insurance in the amount of the full replacement cost of any alterations, additions or improvements and Commercial General Liability Insurance of not less than $1,000,000.00 per claim and $2,000,000.00 in the aggregate and adding “the named Landlord hereunder (or any successor thereto), and its respective members, principals, beneficiaries, partners, officers, directors, employees, agents and any Mortgagee(s)”, and other designees of Landlord as the interest of such designees appear, as additional insureds (collectively referred to as the “Additional Insureds”) as to the Commercial General Liability Insurance only.

(c)Tenant shall be solely responsible for payment of premiums for all insurance required to be maintained by Tenant hereunder. The limits of Tenant’s insurance do not in any manner limit Tenant’s liability under this Lease.

ARTICLE 8.00 CONDEMNATION

8.01Substantial Taking. If all or a substantial portion of the Premises or a substantial portion of the Building (even though the Premises is not taken) are taken for any public or quasi- public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, then Landlord or Tenant may, but is not required to, terminate this Lease, and, if terminated, Base Rent and Additional Rent shall abate during the unexpired portion of this Lease effective on the date title or physical possession is taken by the condemning authority, whichever occurs first.

8.02Partial Taking. If a portion of the Premises or a portion of the Building are taken as set forth in Section 8.01 above and the remaining portion of the Premises and the Building are adequate for the continued use of the Premises for the purpose then used, then Landlord shall, at Landlord’s sole risk and expense, restore and reconstruct the Premises, and the Landlord improvements to the extent necessary to make it reasonably tenable; provided, if (a) the damages received by Landlord are insufficient to cover the costs of restoration, or (b) any Mortgagee requires the proceeds payable as a result of such taking to be applied to the payment of the mortgage debt, or (c) the taking occurs within the last two years of the Term, then Landlord may terminate this Lease. Landlord shall have no obligation to restore any Tenant Alterations. Upon completion of restoration or reconstruction of the Landlord’s improvements, Tenant shall restore or reconstruct the Tenant Alterations to the same condition in which they existed prior to the damage, provided, Landlord makes the condemnation proceeds associated with the Tenant Alterations and paid to Landlord, if any, available to Tenant. The Base Rent and Additional Rent payable under this Lease during the unexpired portion of the Term will be adjusted to such an extent as is fair and reasonable under the circumstances, and in proportion to the square footage of the Premises taken and not restored.

8.03Awards. In the event of any taking as set forth above, Tenant may seek a separate award for any loss of improvements made or paid for by Tenant, its personal property, and its moving expenses (so long as no such claim diminishes Landlord’s claim or award), but all other claims of any nature shall belong to Landlord. In the event Tenant does not receive such a separate award, Landlord shall be entitled to receive any and all sums awarded for the taking.

ARTICLE 9.00 ASSIGNMENT OR SUBLEASE

9.01Landlord Assignment. Landlord is entitled to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Premises. Any such sale, transfer or assignment shall release Landlord from all liabilities under this Lease arising after the date of such sale, assignment or transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

9.02Tenant Assignment without Consent. Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, or mortgage or pledge the same or sublet the Premises, in whole or in part, without the prior written consent of Landlord; provided that Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of the Lease or a subletting of the Premises provided that the financial condition of the assignee or subtenant is reasonably acceptable to Landlord. In no event will any assignment or sublease ever release Tenant from any obligation or liability hereunder.

Notwithstanding anything in this Lease to the contrary, Tenant may, without Landlord’s consent, assign this Lease, sublet the Premises and grant concessions and licenses for the occupancy of the Premises, to (i) any successor or assignee of Tenant resulting from any merger, consolidation or reorganization of Tenant, (ii) any assignee which acquires all, or substantially all of the stock, membership interests or business assets of Tenant and assumes all obligations of Tenant, including those set forth in this Lease, or (iii) any affiliate of Tenant (in each case a “Permitted Assignment”); provided, the financial condition of such successor or assignee is reasonable acceptable to Landlord. For purposes hereof, affiliate means an entity that controls, is controlled by or is under common control with Tenant, and the term “control” means the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of Tenant, whether through ownership of voting securities, by contract, or otherwise.

9.03Conditions of Assignment. With the exception of a Permitted Assignment, if Tenant desires to assign or sublet all or any part of the Premises it must so notify Landlord at least seven (7) days in advance of the date on which Tenant desires to make such assignment or sublease. With the exception of a Permitted Assignment, within five (5) business days after Landlord’s receipt of Tenant’s proposed assignment or sublease, Landlord is entitled to exercise any of the following options: (1) consent to the proposed assignment or sublease, or (2) refuse to consent to the proposed assignment or sublease. Landlord’s failure to respond within such five (5) business day period shall be deemed a consent. If Landlord exercises option (1) above, and thereafter an Event of Default occurs, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the subtenant all rents becoming due to Tenant by reason of the sublease and such amounts collected shall be credited against amounts due under this Lease. Tenant agrees that any collection directly by Landlord from the subtenant may not be construed as, or constitute, a novation or a release of Tenant from the further performance of its obligations under this Lease.

9.04Subordination. Contemporaneously with the execution of this Lease, Landlord, Tenant and any mortgagee (a “Mortgagee”) with a recorded mortgage or assignment of leases and rents (collectively a “Lien”) presently existing on the Premises, Building or Land shall enter into a subordination, non-disturbance and attornment agreement (“SNDA”), providing, among other things, that the Lease is subject and subordinate to the Lien and any renewals thereof, and if the interests of Landlord under this Lease are transferred by reason of foreclosure or other proceedings for enforcement of any Lien on the Premises, Building or Land, Tenant agrees to be bound to the transferee (sometimes called the “Purchaser”), under the terms, covenants and conditions of this Lease for the balance of the Term remaining, including any extensions or renewals, with the same force and effect as if the Purchaser were Landlord under this Lease, and, provided that Tenant is not then in default under this Lease, Purchaser agrees to be bound to Tenant under the terms, covenants and conditions of this Lease for the balance of the Term, including any extensions or renewals thereof. The subordination of this Lease to any future mortgage shall be conditioned upon the Mortgagee thereunder entering into its customary SNDA with Tenant, and Tenant agrees to execute, acknowledge and deliver, such customary subordination, nondisturbance and attornment agreement upon the request of any such Mortgagee.

9.05Estoppel Certificates. Tenant and Landlord agree to furnish, from time to time, within twenty (20) days after receipt of a written request from the other party, a written statement (an “Estoppel Certificate”) certifying, if applicable, the following: Tenant is in possession of the Premises; the Lease is in full force and effect; the Lease is unmodified, except as described therein; Tenant claims no present charge, lien, or claim of offset against Base Rent; the Base Rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is no existing default by such party under the Lease, or, to its knowledge, any default by the other party to the Lease; and such other matters as may be reasonably requested by such party.

ARTICLE 10.00 INTENTIONALLY OMITTED

ARTICLE 11.00 DEFAULT AND REMEDIES

11.01Default by Tenant. The following events shall constitute an “Event of Default” by Tenant under this Lease:

(a)Tenant fails to pay any installment of Base Rent or Additional Rent within ten (10) days following Tenant’s receipt of written notice from Landlord of Tenant’s failure to pay such amounts when due; provided, however, Landlord shall not be obligated to send such written notice more than two (2) times during any twelve (12) month period;

(b)Tenant fails to comply with any term, provision or covenant of this Lease, other than the payment of Base Rent or Additional Rent, and such failure continues for more than thirty (30) days following written notice given by Landlord to Tenant setting forth Tenant’s failure to perform; provided that in the event that the nature of such default is such that it cannot be cured within such thirty (30) day period, then an Event of Default shall not be deemed to have occurred under this subparagraph (b) unless Tenant fails to commence a cure within the thirty (30) day period and thereafter fails to diligently pursue such cure to completion within sixty (60) days after written notice of such default is first given by Landlord to Tenant;

(c)Tenant files, causes to be filed or has filed against it a petition in bankruptcy or is adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law, or admits that it cannot meet its financial obligations as they become due; or a receiver or trustee is appointed for all or substantially all of the assets of Tenant; or Tenant makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; or

(d)Tenant does or permits to be done any act, which results in a lien (of any nature) being filed against the Premises or the Building and does not insure or bond around such lien within thirty (30) days of its filing and in any event have same removed within sixty (60) days; or

11.02Remedies for Tenant’s Default. Upon the occurrence of any Event of Default, Landlord is entitled to pursue any one or more of the remedies set forth herein without any notice or demand.

(a)Without declaring the Lease terminated, Landlord may enter upon and take possession of the Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Premises without being liable for any claim for damages, and relet the Premises on behalf of Tenant and receive the rent directly by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Premises; further, Tenant agrees to reimburse Landlord for any reasonable, actual expenditures made by it in order to secure possession of and relet the Premises, including, but not limited to, advertising costs, leasing commissions, lease incentives, remodeling and repair costs and reasonable attorney’s fees and disbursements.

(b)Without declaring the Lease terminated, Landlord may enter upon the Premises, by picking or changing locks if necessary, without being liable for any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease including reasonable attorney’s fees and disbursements.

(c)Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to surrender the Premises, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises, by picking or changing locks if necessary, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Premises without being liable for any claim for damages. Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer by reason of the termination of this Lease under this section, including without limitation, loss and damage due to the failure of Tenant to maintain and or repair the Premises as required hereunder and/or due to the inability to relet the Premises on terms satisfactory to Landlord or otherwise, and any reasonable, actual expenditures made by Landlord in order to secure possession of and relet the Premises, including, but not limited to, advertising costs, leasing commissions, lease incentives, and remodeling and repair costs and reasonable attorney’s fees and disbursements. In addition, upon termination Landlord may collect from Tenant (1) any unpaid Base Rent and other amounts accrued hereunder to the date of termination, including interest, and (2) all leasing commissions paid by Landlord with respect to this Lease; and (3) liquidated damages in an amount equal to (A) the total Base Rent and Additional Rent that Tenant would have been required to pay for the remainder of the Term following the date of termination discounted to present value as of the date of termination at a percentage rate per annum equal to the then current rate paid by the United States government on ten (10) year Treasury Notes, minus (B) the then present fair gross rental value of the Premises for such period, similarly discounted taking into consideration the average length of time it takes to lease comparable premises in the Premises submarket. Notwithstanding anything contained in this Lease to the contrary, this Lease may be terminated by Landlord only by mailing or delivering written notice of such termination to Tenant, and no other act or omission of Landlord constitutes a termination of this Lease.

(d)If Landlord exercises its remedy to lock out Tenant in accordance with any provision of this Lease, Tenant agrees that no notice is required to be posted by Landlord on any door to the Premises (or elsewhere) disclosing the reason for such action or any other information, and that Landlord is not obligated to provide a key to the changed lock to Tenant unless Tenant has first: (i) brought current all payments due to Landlord under this Lease (unless Landlord has permanently repossessed the Premises or terminated this Lease, in which event payment of all past due amounts will not obligate Landlord to provide a key); and (ii) fully cured and remedied to Landlord’s satisfaction all other Events of Default.

(e)All of Landlord’s rights and remedies set forth herein are cumulative and pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or waiver of any rent or other amount due to Landlord as described herein.

11.03Landlord’s Default. Landlord shall not be in default of this Lease unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after receipt of written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary to cure such default), with notice to Landlord’s Mortgagee as provided in Section 14.11 (each and any such failure being herein sometimes referred to as a “Landlord Default”). In the event of a Landlord Default, Tenant shall have all remedies available at law or in equity.

ARTICLE 12.00 INDEMNITIES; EXCULPATION

12.01TENANT’S INDEMNITIES. EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, TO THE FULL EXTENT PERMITTED BY LAW, TENANT SHALL PROTECT, DEFEND, INDEMNIFY, AND SAVE HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, JUDGMENTS, DAMAGES, FINES, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND DISBURSEMENTS) ARISING OUT OF OR IN CONNECTION WITH (I) DAMAGE TO PROPERTY OR INJURY OR DEATH TO PERSONS, OR OTHER LOSSES OR CASUALTY ARISING OUT OF OR IN CONNECTION WITH TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND (II) ANY BREACH, VIOLATION, OR NON- PERFORMANCE OF ANY COVENANT, CONDITION OR AGREEMENT IN THIS LEASE ON THE PART OF TENANT TO BE FULFILLED, KEPT, OBSERVED, OR PERFORMED.

12.02Exculpation. Except as otherwise provided in this Lease, Landlord shall not be liable to Tenant for any damage or injury to persons or property caused by any latent defects in the Premises or otherwise, including damages resulting from plumbing, electricity, wiring, water, drainage, breaking or bursting pipes, steam, fire, or explosion on the Premises, unless resulting from the negligence or willful misconduct of Landlord.

ARTICLE 13.00 SURRENDER OF PREMISES

13.01 13.01 Surrender of Premises. Upon expiration or sooner termination of the Term, Tenant shall immediately vacate the Premises, and shall leave the Premises broom clean and in as good condition as they were as of the Commencement Date of this Lease, ordinary wear and tear excepted, and shall remove all of its personal property (but may leave Tenant’s furniture at

Tenant’s option) from the Premises, all at its own cost and expense; provided that all of Tenant’s Alterations that Tenant is required to surrender shall then become the Landlord’s property.

ARTICLE 14.00 ARTICLE 14.00 MISCELLANEOUS

14.01Waiver. Failure of a party to declare an Event of Default or Landlord Default (as applicable), immediately upon its occurrence, or delay in taking any action (including enforcement of remedies) in connection with an Event of Default or Landlord Default (as applicable), does not constitute and shall not be deemed a waiver of the Event of Default or Landlord Default (as applicable), and Landlord or Tenant (as applicable) is entitled to declare the Event of Default or Landlord Default (as applicable), at any time and take such action as is lawful or authorized under this Lease.

No act or thing done by Landlord or its agents during the Term may be deemed an acceptance of an attempted surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid unless made in writing and signed by Landlord. No reentry or taking possession of the Premises by Landlord may be construed as an election on its part to terminate this Lease, unless a written notice of such intention, signed by Landlord, is given by Landlord to Tenant. Notwithstanding any such reletting or reentry or taking possession, Landlord may at any time thereafter elect to terminate this Lease for a previous Event of Default. No waiver of any provision of this Lease is effective unless such waiver is in writing and signed by the waiving party.

14.02Act of God or Force Majeure. An “act of God” or “force majeure” is defined for purposes of this Lease as strikes, lockouts, sitdowns, material or labor restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of the public enemy, acts of terrorism, wars, insurrections and any other cause not reasonably within the control a party and which by the exercise of due diligence a party is unable, wholly or in part, to prevent or overcome. Neither Landlord nor Tenant is required to perform any non-financial covenant or obligation in this Lease, or be liable in damages to the other, so long as the performance or nonperformance of the covenant or obligation is delayed, caused or prevented by an act of God, force majeure or by the other party; provided, however, that nothing in this Section 14.02 shall excuse or delay Tenant’s obligations to make timely payments of rent due hereunder.

14.03Attorney’s Fees. The prevailing party in any litigation between the parties with respect to the terms, covenants, agreements or conditions of this Lease, shall be entitled to recover as part of its judgment, reasonable attorney’s fees and costs and expenses incurred therein.

14.04Successors. This Lease applies to, is binding upon and inures to the benefit of Landlord and Tenant and their respective successors and assigns.

14.05Captions. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.

14.06Notice. All rent and other payments required to be made by Tenant shall be paid to Landlord at the address set forth in Section 1.05 or at such other address as Landlord may specify from time to time by written notice. All payments required to be made by Landlord to Tenant are payable to Tenant at the address set forth in Section 1.05 or at any other address as Tenant may specify from time to time by written notice. For purposes hereof, any notice or document required or permitted to be delivered by the terms of this Lease (other than delivery of rental payments) will be deemed to be delivered upon the earlier of actual receipt or (whether or not actually received) the next business day after being deposited with a nationally recognized overnight courier service, next business day delivery guaranteed, or the third business day after being deposited in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the parties at the respective addresses set forth in Section 1.05. Unless specifically authorized herein, any notice delivered via facsimile transmission or via email will not satisfy a requirement to give notice under the terms of this Lease.

14.07Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option or offer to lease. This Lease is not deemed effective until execution by and delivery to both Landlord and Tenant.

14.08Representations, Warranties and Covenants.

(a)Tenant represents, warrants and covenants that it is now in a solvent condition; that no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant; and that the execution and delivery of this Lease by Tenant is duly authorized and does not contravene, result in a breach of, or constitute a default under any contract or agreement to which Tenant is a party or by which Tenant may be bound.

(b)Landlord represents, warrants and covenants that it is now in a solvent condition; that no bankruptcy or insolvency proceedings are pending or contemplated by or against Landlord; that the execution and delivery of this Lease by Landlord is duly authorized and does not contravene, result in a breach of, or constitute a default under any contract or agreement to which Landlord is a party or by which Landlord may be bound; that it is the fee simple owner of the Premises; and that, to Landlord’s knowledge, no covenants, restrictions, liens, or other encumbrances affecting the Premises prohibit the Permitted Use of the Premises.

14.09Severability. If any provision of this Lease or the application thereof to any person or circumstance is rendered invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances remains unaffected thereby and continues to be enforced to the greatest extent permitted by law.

14.10Survival. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including, without limitation, all payment obligations and all obligations concerning the condition of the Premises.

14.11Notice to Mortgagees. Provided Landlord notifies Tenant of the name and address of Landlord’s existing or proposed Mortgagee, Tenant agrees to serve written notice of any Landlord Default claimed under this Lease upon any such Mortgagee, and no notice of any Landlord Default will be effective unless such notice is served upon said Mortgagee; notwithstanding anything to the contrary contained herein, Tenant agrees to allow such Mortgagee the same period following receipt of such notice to cure such default or breach as is afforded Landlord; provided that, in the event it is necessary for such Mortgagee to foreclose on the property of which the Premises is a part in order to cure such Landlord’s Default, such Mortgagee will be entitled to such additional time as is necessary to cure such Landlord’s Default.

14.12Recordation. At the request of Landlord, a memorandum of lease shall be executed by the parties and recorded in the applicable real estate records at the expense of Landlord. Tenant shall not record this Lease or any memorandum of this lease or short form of this lease in the public records without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

14.13Counterparts; Delivery. This Lease may be executed in two or more counterparts, and it is not necessary that any one of the counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart constitutes an original, but all such counterparts taken together constitute but one and the same instrument. This Lease may be delivered by electronic transmission with the same effect as delivery of an original.

14.14Governing Law/Venue. THIS LEASE SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE PREMISES IS LOCATED AND THE LAWS OF THE UNITED STATES OF AMERICA AS APPLICABLE TO TRANSACTIONS WITHIN THE STATE WHERE THE PREMISES IS LOCATED.

14.15Intentionally omitted.

14.16Time of Essence. With respect to all required acts of the parties, time is of the essence of this Lease. Notwithstanding the foregoing, if the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

14.17Taxes and Tenant’s Property. Tenant is solely liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay Landlord upon demand that part of such taxes for which Tenant is liable hereunder.

14.18Exhibits. All exhibits, attachments, riders and addenda referred to in this Lease are incorporated herein and made a part hereof for all intents and purposes.

14.19Entire Agreement. IT IS EXPRESSLY AGREED BY LANDLORD AND TENANT, AS A MATERIAL CONSIDERATION FOR THE EXECUTION OF THIS LEASE, THAT THIS LEASE, WITH THE SPECIFIC REFERENCES TO WRITTEN EXTRINSIC DOCUMENTS, IS THE ENTIRE AGREEMENT OF THE PARTIES; THAT THERE ARE, AND WERE, NO VERBAL REPRESENTATIONS, WARRANTIES, UNDERSTANDINGS, STIPULATIONS, AGREEMENTS OR PROMISES PERTAINING TO THIS LEASE OR TO

THE EXPRESSLY MENTIONED WRITTEN EXTRINSIC DOCUMENTS NOT INCORPORATED IN WRITING IN THIS LEASE.

14.20Amendment. THIS LEASE MAY NOT BE ALTERED, WAIVED, AMENDED OR EXTENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY LANDLORD AND TENANT.

14.21Waiver of Jury Trial. LANDLORD AND TENANT HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS LEASE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LANDLORD AND TENANT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD OR TENANT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

ARTICLE 15.00 OTHER PROVISIONS

15.01Mutual Waiver of Consequential Damages; Limitation of Liability. Notwithstanding any provision of this Lease to the contrary (including, without limitation, any indemnification provision), in no event shall Landlord, Tenant or any of their directors, officers, shareholders, employees, advisers or agents be responsible for interruption or loss of business, income or profits, or any other consequential, indirect or special damages. In the event that Landlord has any liability hereunder to Tenant for direct damages, such liability shall be limited to Landlord’s interest in the Premises and the Land.

15.02Subordination of Landlord’s Lien. Landlord hereby subordinates any rights which Landlord may have, as to any of Tenant’s furniture, fixtures, equipment, personal property, improvements and alterations, in the nature of a landlord’s lien, security interest or otherwise, to the lien of any institutional lender to whom Tenant grants a security interest in all or substantially all of Tenant’s assets.

ARTICLE 16.00 SIGNATURES / DATE OF EXECUTION

SIGNED as of the year and date first above written.

[Signature page follows]

Landlord:		Tenant:

ALTAR BIDCO, INC., a Delaware corporation		AZENTA, INC. (f/k/a BROOKS AUTOMATION, INC.), a Delaware corporation

By:	/s/ Jim Carlisle	By:	/s/ Lindon Robertson
Name:	Jim Carlisle	Name:	Lindon Robertson
Title:	President	Title:	Chief Financial Officer

[Signature Page to Standard Commercial Lease]

Exhibit A

PREMISES

11 Elizabeth Drive

●	5,500 square feet of office/cubicle space
●	2,950 square feet of lab space
●	8,450 total square feet in B11

A-1